Exhibit 10.30

December 7, 2020

Volkswagen Group of America Investments, LLC

220 Ferdinand Porsche Dr.

Herndon, VA 20171

Attn: Kevin Duke

Re: QuantumScape Corporation – Board Designees and Committee Representation

Ladies and Gentlemen:

Reference is made to (a) that certain Business Combination Agreement dated as of September 2, 2020 (as the same may be amended from time to time, the “BCA”), by and among QuantumScape Corporation, a Delaware corporation then known as “Kensington Capital Acquisition Corp.” (the “Company”), Kensington Merger Sub Corp., and QuantumScape Subsidiary, Inc., a Delaware corporation then known as “QuantumScape Corporation” (the “Subsidiary”), (b) that certain Stockholder Support Agreement dated as of September 2, 2020 (the “Support Agreement”), by and between the Company and Volkswagen Group of America Investments, LLC (“VWGoAI”) and (c) that certain Amended and Restated Voting Agreement, dated as of September 11, 2018 (as the same may be amended from time to time, the “Voting Agreement”), by and among the Subsidiary, VWGoAI, and the other persons and entities listed on the signature pages thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Voting Agreement unless the context otherwise clearly requires, other than capitalized terms used in Section 4 or 5 which shall have the meanings assigned to them in the Support Agreement.

This letter agreement amends and supersedes that certain letter agreement dated September 2, 2020, regarding board designees, by and among the Company, the Subsidiary and VWGoAI. In consideration of the mutual promises and covenants set forth herein and in the Support Agreement, the Company, the Subsidiary and VWGoAI (collectively, the “Parties”) hereby agree as follows:

1. VWGoAI Designee(s) Post-Closing.

(a) Promptly following the later of (x) the execution and delivery of this letter agreement, and (y) VWGoAI’s written request, the Company and the Subsidiary shall cause up to two representatives designated by VWGoAI in writing to be included on the Company’s board of directors (the “Board” and each such representative, a “VW Board Member”).

(b) Subject to the provisions of Section 1(c), in connection with any annual or special meeting of the stockholders of the Company at which directors will be elected (unless VWGoAI declines in writing to designate a nominee), the Company shall cause to be nominated, for election to the Board as part of the Company’s slate two (2) designees of VWGoAI (to be selected by VWGoAI).

(c) The Company’s obligations pursuant to Section 1(b) shall automatically terminate:

(i) with respect to one designee of VWGoAI, upon the earliest to occur of (x) VWGoAI and its affiliates collectively holding any less than all the shares of the Company’s common stock that VWGoAI (A) received in the exchange for its capital stock of the Subsidiary in connection with the Merger (as defined under the BCA) and (B) purchased under that certain Series F Preferred Stock Purchase Agreement, dated May 14, 2020, by and between the Subsidiary and VWGoAI (as amended and as the same may be further amended from time to time, the “VGA Purchase Agreement”) and any common stock into which such capital stock is convertible or exchangeable (as adjusted for any stock dividend, stock split, consolidation of shares, reorganization, recapitalization, reclassification or other similar event), (y) the termination of the Joint Venture Agreement (as defined in the “VGA Purchase Agreement”), and (z) a Change in Control (as defined below) of the Company;

(ii) with respect to the remaining designee of VWGoAI, upon the earliest to occur of (x) VWGoAI and its affiliates collectively ceasing to hold at least 50% of the shares of the Company’s common stock that VWGoAI (A) received in the exchange for its capital stock of the Subsidiary in connection with the Merger (as defined under the BCA) and (B) purchased under the VGA Purchase Agreement and any common stock into which such capital stock is convertible or exchangeable (as adjusted for any stock dividend, stock split, consolidation of shares, reorganization, recapitalization, reclassification or other similar event), (y) the termination of the Joint Venture Agreement (as defined in the VGA Purchase Agreement), and (z) a Change in Control (as defined below) of the Company (each, a “VW Board Triggering Event”);

provided, that a restatement of the Joint Venture Agreement or a termination of the Joint Venture Agreement in conjunction with the substantially concurrent execution and delivery of a new joint venture agreement with respect to a German JV Entity (as defined in the Joint Venture Agreement) shall not be deemed a termination of the Joint Venture Agreement for purposes of this Section 1(c); and

(iii) with respect to either or both designees of VWGoAI, as the case may be, at such other time as VWGoAI and the Company may agree in writing.

2. Committee Representation and Materials.

(a) The Parties hereby agree as follows with respect to service on committees of the Board and materials received by any VW Board Member:

(i) promptly following the execution and delivery of this letter agreement, the Company and the Subsidiary shall cause one VW Board Member, as designated by VWGoAI in writing, to be appointed to the Nominating and Governance Committee of the Board, provided that such VW Board Member is determined to be an “independent” director by the Board under applicable NYSE general independence rules.

(ii) one VW Board Member may attend, as a non-voting observer, meetings of the Audit Committee of the Board and, to the extent no VW Board Member is determined to be an “independent” director by the Board as set forth above, one VW Board Member may attend, as a non-voting observer, meetings of the Nominating and Governance Committee of the Board, as described further below. The Company further agrees that it shall provide any such VW Board Member, in his or her capacity as a non-voting observer of the applicable Committee, with copies of all notices, minutes, consents and other materials that it provides to members of such Committee, except as may be otherwise provided herein.

(iii) no VW Board Members shall have the right to participate in the activities of the Compensation Committee of the Board, other than the right to (A) speak with the chair of the Compensation Committee and request information from him or her and the Company that would be helpful in understanding decisions made or to be made by the Compensation Committee or Board and (B) except as may be otherwise provided herein, receive copies of all notices, minutes, consents and other materials that the Company provides to members of the Compensation Committee. The Company agrees to use reasonable best efforts to make the chair of the Compensation Committee and its other personnel available to the VW Board Member(s) and to respond to, and cause the chair of the Compensation Committee to respond to, reasonable requests for information made by such VW Board Member(s).

(b) The Parties acknowledge and agree that the Company and the chairpersons of the Audit Committee and the Compensation Committee and, if Section 2(a)(ii) applies, the chairperson of the Nominating and Governance Committee shall have the right, in their reasonable discretion, to limit the disclosure of committee materials and, if applicable, to recuse or exclude the VW Board Member from all or portions of such Committee’s meetings (i) if the Board or such Committee reasonably determines that such access could adversely affect the attorney-client privilege, work product doctrine or any other applicable privilege between the Company and its counsel, or (ii) if the Board or such Committee reasonably determines that such access by a VW Board Member constitutes, or could reasonably be expected to constitute, a conflict of interest, or (iii) to the extent necessary to conduct routine executive sessions.

(c) The Parties agree that the Company will send all Board and Committee materials to which a VW Board Member is entitled pursuant to the terms of this Agreement or otherwise directly to the applicable VW Board Member(s) or designated outside counsel, and each VW Board Member agrees to safeguard such materials consistent with its duty of care and loyalty to the Company, subject to the other terms and conditions of this Section 2(c). VWGoAI acknowledges and agrees that VW Board Members may only share information provided to the Board, any Committee or any member(s) of any of the foregoing by the Company or the Subsidiary (i) to the extent necessary to enable the VW Board Member to exercise their fiduciary duties as a member of the Board or applicable Committee, as applicable, or (ii) to provide VWGoAI and its affiliates with information and updates to enable such persons to evaluate their investment in the Company and indirectly in the Subsidiary. The Company acknowledges and agrees that the VW Board Members may share such information in accordance with this Section 2(c).

(d) To the extent that any information shared in connection with this letter agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege between the Company or the Subsidiary and its respective counsel concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have common legal interests with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All information provided by the Company or the Subsidiary that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege to any person who is not a member of the Board.

(e) The Parties acknowledge and agree that, in the event a VW Board Member acquires knowledge of a potential transaction or matter in such person’s capacity as a director, officer or employee of Volkswagen AG or its affiliates (an “Industry Participant”) and that may be a corporate opportunity for both the Company and such Industry Participant, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Company and its stockholders with respect to such corporate opportunity, and the Company to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any of its stockholders, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Company, and who is also a director, officer or employee of an Industry Participant shall belong to such Industry Participant, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Company.

(f) VWGoAI acknowledges and agrees that information provided to the Board may constitute material, non-public information regarding the Company or the Subsidiary (“MNPI”). VWGoAI hereby acknowledges and agrees that it is aware, and that it will advise the VW Board Members, that the United States securities laws prohibit any person or entity who has received from an issuer (including the Company) MNPI from purchasing or selling securities of such issuer or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities. VWGoAI agrees that it and its affiliates will not use or communicate the confidential information of the Company or the Subsidiary, including any MNPI or other information that it receives in connection with the VW Board Member’s participation on the Board or pursuant to this letter agreement, in violation of these laws.

(g) The rights set forth in Section 2(a) shall terminate upon the earliest to occur of: (i) a VW Board Triggering Event; or (ii) a material breach of this letter agreement by VWGoAI or its affiliates.

3. Voting Agreement. The Parties hereby confirm that, effective as of the Closing, the Voting Agreement has been terminated in its entirety.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to VWGoAI as follows:

(a) The execution and delivery by the Company of this letter agreement does not, and the performance of this letter agreement by the Company will not, (i) conflict with or violate the governing documents of the Company, (ii) conflict with or violate any Law applicable to the Company, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this letter agreement.

(b) The Company has all necessary power and authority to execute and deliver this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this letter agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate actions on the part of the Company are necessary to authorize this letter agreement or to consummate the transactions contemplated hereby. This letter agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the Remedies Exceptions.

5. Representations and Warranties of the Subsidiary. The Subsidiary hereby represents and warrants to VWGoAI as follows:

(a) The execution and delivery by the Subsidiary of this letter agreement does not, and the performance of this letter agreement by the Subsidiary will not, (i) conflict with or violate the governing documents of the Subsidiary, (ii) conflict with or violate any Law applicable to the Subsidiary, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Subsidiary is a party or by which the Subsidiary is bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by the Subsidiary of its obligations under this letter agreement.

(b) The Subsidiary has all necessary power and authority to execute and deliver this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Subsidiary of this letter agreement, the performance by the Subsidiary of its obligations hereunder and the consummation by the Subsidiary of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate actions on the part of the Subsidiary are necessary to authorize this letter agreement or to consummate the transactions contemplated hereby. This letter agreement has been duly and validly executed and delivered by the Subsidiary and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of the Subsidiary, enforceable against the Subsidiary in accordance with its terms subject to the Remedies Exceptions.

6. Definitions. As used herein, “Change in Control” means the occurrence, on a date after the Closing, of a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, other than VWGoAI or its affiliates (any such person or group, a “Person”), acquires, directly or indirectly, ownership of stock of the Company that, together with the stock already held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this definition, (a) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (b) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control. For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7. Miscellaneous. Notwithstanding termination of the Voting Agreement as contemplated by Section 3 of this letter agreement, Section 7 of the Voting Agreement is incorporated herein by reference, mutatis mutandis. The Company, the Subsidiary and VWGoAI expressly acknowledge and agree that each VW Board Member shall be a third party beneficiary of this Agreement entitled to the rights and benefits in favor of VW Board Members hereunder and to enforce this letter agreement as if he or she were a party hereto.

[Signature page follows]

Very truly yours,

QUANTUMSCAPE SUBSIDIARY, INC.

By:	/s/ Mike McCarthy

Name:	Michael O. McCarthy

Title:	Chief Legal Officer

Agreed and Accepted:

QUANTUMSCAPE CORPORATION

By:	/s/ Mike McCarthy

Name:	Mike McCarthy

Title:	Chief Legal Officer

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC

By:	/s/ Kevin Duke

Name:	Kevin Duke

Title:	VP & Secretary

[Signature Page to Side Letter Agreement]